Exhibit 99.1

Contact:	Marc Grossman
Corporate Affairs
310-205-4030

HILTON BOARD AUTHORIZES FUTURE REPURCHASE

OF UP TO 50 MILLION SHARES

BEVERLY HILLS, Calif., March 3, 2005 – Hilton Hotels Corporation (NYSE:HLT) said today that its Board of Directors authorized the company to repurchase up to 50 million shares of the company’s common stock should market conditions make such purchases attractive. Hilton anticipates repurchasing stock from time to time on an opportunistic basis.   The company has authorization to purchase an additional 1.5 shares from a prior authorization.

During the fourth quarter 2004, Hilton repurchased 2.3 million shares of its stock at a total cost of $48 million (an average price of $20.82 per share.)  Year-to-date 2005, the company has repurchased an additional 5.5 million shares at a total cost of $120 million (an average price of $21.80 per share.)  These repurchases were completed under a previously granted Board authorization.

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